UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934



                               Steven Madden, Ltd.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    556269108
                                 (CUSIP Number)


                                December 31, 1997
             (Date of Event Which Requires Filing of this Statement)


--------------------------------------------------------------------------------

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |      Rule 13d-1(b)

|X|      Rule 13d-1(c)

| |      Rule 13d-1(d)

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  1      NAME OF REPORTING PERSON:
         Robert F. Greenbaum

         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   | |
                                                                      (b)   |X|
--------------------------------------------------------------------------------
  3      SEC USE ONLY


--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

                          85,340
                   -------------------------------------------------------------
       NUMBER        6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY          747,550
      OWNED BY
                   -------------------------------------------------------------
        EACH         7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH           85,340
                   -------------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
                          747,550
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        747,550

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             | |
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                8.9%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

                IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON:
        Frances S. Greenbaum

        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   | |
                                                                       (b)   |X|
--------------------------------------------------------------------------------
  3      SEC USE ONLY



--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

                            662,210
                     -----------------------------------------------------------
       NUMBER          6    SHARED VOTING POWER
     OF SHARES
    BENEFICIALLY            747,550
      OWNED BY
                     -----------------------------------------------------------
        EACH           7    SOLE DISPOSITIVE POWER
     REPORTING
    PERSON WITH             662,210
                     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            747,550
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        747,550

--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             | |
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9             8.9%

--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

                                    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a) The name of the issuer is Steven Madden, Ltd.

     (b) The address of the issuer's principal executive offices is 52-16 Barnett Avenue, Long Island City, New York 11104.

Item 2.

     (a) This statement on Schedule 13G is filed on behalf of Robert F. Greenbaum and Frances S. Greenbaum.

     (b) The residential address of Robert F. Greenbaum and Frances S. Greenbaum is 809 Hillstead Drive, Lutherville, Maryland 21093.

     (c) Robert F. Greenbaum and Frances S. Greenbaum are both citizens of the United States of America.

     (d) The  title  of the  class of  securities  to which  this  statement  on
Schedule 13G applies is the Common Stock of Steven Madden, Ltd.

     (e) The CUSIP number for the Common Stock of Steven Madden, Ltd. is 556269108.

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b)or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) | | Broker or dealer  registered  under  section  15 of the Act
     (b) | | Bank as defined in section  3(a)(6) of the Act
     (c) | | Insurance  company as defined in section 3(a)(19) of the Act
     (d) | | Investment company registered under section 8 of the Investment Company Act of 1940
     (e) | | An investment adviser in accordance  with  ss.240.13d-1(b)(1(ii)(E)
     (f) | | An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)
     (g) | | A parent holding  company or control  person  in  accordance   with
             ss.240.13d-1(b)(1)(ii)(G)
     (h) | | A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
     (i) | | A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (j) | | Group,  in  accordance  with ss.240.13d-1(b)-1(ii)(J)

     If this statement is filed pursuant to ss.240.13d-1(c), check this box. |X|

Item 4.  Ownership

         (a) Robert F. Greenbaum and Frances S. Greenbaum, who are members of the same household, collectively, beneficially own 747,550 shares of the Common Stock of Steven Madden, Ltd., which amount includes 54,760 Class B Redeemable Common Stock Purchase Warrants currently exercisable for 54,760 shares of Common Stock.

         (b) Robert F. Greenbaum and Frances S. Greenbaum, collectively, own 8.9% of the issued and outstanding Common Stock of Steven Madden, Ltd.

         (c) Robert F. Greenbaum and Frances S. Greenbaum, collectively, have shared power to vote or to direct the vote of 747,550 shares of the Common Stock of Steven Madden, Ltd. and shared power to dispose or to direct the disposition of 747,550 shares of the Common Stock of Steven Madden, Ltd. Robert F. Greenbaum has sole power to vote or to direct the vote of 85,340 shares of the Common Stock of Steven Madden, Ltd. and sole power to dispose or to direct the disposition of 85,340 shares of the Common Stock of Steven Madden, Ltd. Frances
S. Greenbaum has sole power to vote or to direct the vote of 662,210 shares of the Common Stock of Steven Madden, Ltd. and sole power to dispose or to direct the disposition of 662,210 shares of the Common Stock of Steven Madden, Ltd.

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following | |.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 10, 1998



                                                      /s/Robert F. Greenbaum
                                                      ----------------------
                                                      Robert F. Greenbaum



                                                      /s/Frances S. Greenbaum
                                                      -----------------------
                                                      Frances S. Greenbaum

                                    EXHIBIT 1

                             Joint Filing Agreement

         Each of the undersigned hereby acknowledges and agrees, in accordance with Rule 13d-1(f)(1), as promulgated under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned each hereby acknowledges that he or she is responsible for the timely filing of this statement on Schedule 13G, and any amendments thereto, and for the completeness and accuracy of the information relating to him or her in this statement on Schedule 13G, as amended, but shall not be responsible with regard to information concerning other persons unless he or she knows or has reason to know that the information is inaccurate.

Dated: March 10, 1998



                                                      /s/Robert F. Greenbaum
                                                      ----------------------
                                                      Robert F. Greenbaum



                                                      /s/Frances S. Greenbaum
                                                      -----------------------
                                                      Frances S. Greenbaum